Certified Public Accountants and Consultants

Exhibit 16

August 29, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K, dated August 25, 2006, of Virginia Financial Group, Inc. and are in agreement with the statements contained in the second and third paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Yount, Hyde & Barbour, P.C.

Yount, Hyde & Barbour, P.C.

50 South Cameron Street
P.O. Box 2560
Winchester, VA 22604
(540) 662-3417	Offices located in: Winchester, Middleburg, Leesburg, Culpeper, and Richmond, Virginia.
FAX (540) 662-4211	Member: American Institute of Certified Public Accountants / Virginia Society of Certified Public Accountants